Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Ocuphire Pharma, Inc. for the registration of its equity and debt securities and to the incorporation by reference therein of our report dated July 1, 2020, with respect to the financial statements of Ocuphire Pharma, Inc., included in Ocuphire Pharma, Inc.’s Current Report on Form 8-K/A dated December 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan
February 3, 2021